Exhibit 10.8

INDENTURE OF LEASE made as of March 30, 2004 by and between RAYMOND HUNICKE, LLC, a Connecticut limited liability company (hereinafter “Lessor”) and ROLLER BEARING COMPANY OF AMERICA, INC., a Delaware corporation (hereinafter “Lessee”).

WITNESSETH:

In consideration of the mutual promises, covenants and agreements herein contained and in consideration of the rents hereinafter reserved, Lessor does hereby let to Lessee, and Lessee does hereby take and lease from Lessor the demised premises hereinafter described for commercial use upon all of the terms, promises, covenants and agreements hereinafter set forth.

1.             Description of Demised Premises.

1.1           The premises subject to this lease are real property and a commercial building located thereon containing approximately 41,395 square feet, situated at 102 Willenbrock Road, Oxford, CT, all as more particularly described in Exhibit A attached hereto and made a part hereof.

1.2           The premises referred to in paragraph 1.1 hereof, together with any land improvements such as grading and paving, are referred to hereafter as the “Demised Premises”.

2.             Term.

2.1           The initial term of this lease (the “Initial Term”) shall commence on July 1, 2004 (the “Commencement Date”).  Lessor shall deliver the Demised Premises to Lessee on the Commencement Date totally vacant, with all building systems in good working order and the roof in watertight condition.  The Initial Term shall continue for a period of ten (10) years and three (3) months thereafter (ending September 30, 2014), at a rental as computed under the terms this lease.  Notwithstanding anything to the contrary herein, if Lessor fails to deliver the Demised Premises on the Commencement Date to Lessee totally vacant, with all building systems in good working order and the roof in watertight condition, Lessee shall have the right to terminate this lease by providing written notice to Lessor, effective on the date of Lessee’s termination notice.

2.2           Notwithstanding anything to the contrary herein, during the first three (3) months of the Lease Term, Lessee shall not be required to pay the Fixed Annual Rental as defined in Section 3.1 hereof, but shall be required to pay, as additional rent, all utilities, taxes, insurance premiums and expenses set forth in this lease.

2.3           Lessee shall have two (2), five (5)-year options to extend this lease upon the same terms and conditions as are set forth herein except as to rent which shall be as set forth in Section 3.5.  Lessee shall exercise the options herein granted by notice in writing to Lessor given no later than one hundred eighty (180) days prior to the expiration of the lease term or option period then expiring.  The “Term” shall mean the Initial Term as may be extended by the foregoing option periods, unless sooner terminated pursuant to the terms hereof.

3.             Rent.

3.1           Lessee shall pay to Lessor, at Lessor’s address shown in Article 37, or at such other address as Lessor may from time to time designate in writing to Lessee, a fixed annual rental (the “Fixed Annual Rental”) in accordance with the Rental Schedule set forth below (the “Rental Schedule”), payable in equal consecutive monthly installments of one-twelfth (1/12) of said Fixed Annual Rental. Each such monthly installment shall be due and payable in advance on the first day of each calendar month during the Term of this Lease. Lessee shall, upon the execution of this Lease, pay to Lessor the rental for the first month of the Lease.

3.2           The Rental Schedule is set forth below:

Period	Fixed Annual Rental	Monthly
October 1, 2004 – September 30, 2014	$217,320.00	$18,110.00

3.3           Lessee has deposited with Lessor as security for Lessee’s performance under this Lease an amount equal to one month’s Fixed Annual Rental hereunder (the “Security Deposit”), such sum to be held by Lessor until the expiration of the Term unless otherwise used by Lessor to cure Lessee defaults under this lease in accordance with Article 30 below.  The Security Deposit shall not bear interest. If Lessee shall not be in default under this lease beyond the expiration of any notice and cure period on the last day of the Term, Lessor shall return to Lessee the balance of the Security Deposit within fifteen (15) days.  In the event of a sale of the Demised Premises, Lessor shall transfer the Security Deposit to the buyer provided the buyer accepts such transfer, or return the Security Deposit to Lessee, and in either case Lessor shall thereupon be released from all liability for the return of the Security Deposit.  Lessor shall notify Lessee of such transfer in writing, in which case Lessee shall look solely to the buyer for the return of the Security Deposit.

3.4           Lessee has deposited with Lessor the first month’s Fixed Annual Rental monthly payment.

3.5           Fixed Annual Rental for each option period shall be the greater of the rental being paid for the Lease Term (or Option Term) immediately preceding or adjusted as of the first day of the option period based upon the consumer price index (“CPI”) then in effect compared to the CPI in effect as of the initial date of this Lease (or the initial date of the first option period), subject however, to a maximum annual CPI increase of five percent (5%) for the first option period or for the second option period.  The CPI used shall be the Wage Earners and Clerical Workers Index, all items, U.S.

4.             Taxes and Assessments.

4.1           Lessee shall, as additional rent, pay and discharge punctually, as and when the same shall become due and payable without penalty, all assessments, water rents, rates and charges, sewer rents and charges, and other governmental impositions and charges of every kind and nature whatsoever, special and several, extraordinary as well as ordinary, and each and every installment thereof, which shall or may during the Term be charged, laid, levied, assessed, imposed, become due and payable, or become liens upon the Demised Premises or any part thereof and all improvements thereon, or any appurtenances or equipment owned by Lessee or any sublessee thereon or therein or any part thereof, under or by virtue of all present or future Legal Requirements (collectively, “Taxes”). “Legal Requirements” shall mean all laws, ordinances, requirements, orders, directions, rules or regulations of the federal, state, county and city governments and of all other governmental authorities whatsoever. Nothing herein contained, however, shall require Lessee to pay any municipal, state or federal income taxes assessed against Lessor or any municipal, state or federal capital, estate, succession, inheritance or transfer taxes of Lessor.  Lessee shall upon submission of a billing therefor with a copy of the applicable Tax bill(s) attached, pay to Lessor within thirty (30) days of receipt of such billing any Taxes that are not billed directly to Lessee. Lessee shall have the right to apply for the conversion of any assessment for local improvements in order to cause the same to be payable in annual installments and Lessee shall pay the assessment in installments if permitted to do so by the taxing authority. Lessee shall, within ten (10) days after the time above provided for the payment by Lessee of any tax, assessment, water, rent, rate and charge, sewer rent, and other governmental imposition and charge, produce and have available to Lessor for inspection official receipts and other satisfactory evidence of such payment at the Lessee’s principal office during Lessee’s normal business hours, subject to Lessee’s reasonable confidentiality requirements.

4.2           Except as otherwise provided in paragraph 4.1, all Taxes that shall become payable during each of the calendar or fiscal years, as the case may be, in which the Term commences and in which the Term terminates, shall be apportioned and Lessee shall pay a share of same in accordance with the portions of each such year during which the Term shall be in effect.

4.3           Lessee shall have the right to contest or review by legal proceedings, or in such other manner as it may deem suitable (which, if instituted, Lessee shall conduct promptly at its own expense, and free of any expense to Lessor, and if necessary, in the name of Lessor) any Tax. Nevertheless, Lessee shall promptly pay all Taxes if at any time the Demised Premises or any part thereof shall be in danger of being forfeited or lost. The full amount recovered as a result of such review or proceedings shall belong solely to Lessee.

4.4           Lessee shall be liable for and shall pay or cause to be paid before delinquency all taxes levied or assessed against trade fixtures, equipment, furnishings, merchandise and other personal property of whatsoever kind and to whomsoever belonging situate or installed in or upon the Demised Premises whether or not affixed to the realty, provided however, Lessee shall have the same power of contest or review of the same as is accorded in paragraph 4.3.

5.             Quiet Enjoyment.

5.1           Lessor covenants with Lessee that it has good right to lease the Demised Premises in the manner aforesaid, that the Demised Premises are free and clear of all encumbrances except as specified in Exhibit A, and that it will suffer and permit the Lessee (it keeping all the covenants on its part, as hereinafter contained) to occupy, possess, and enjoy said premises during the Term aforesaid, without hindrance or molestation from it or any person claiming by, from or under it.

6.             Fire and Extended Coverage Insurance.

6.1           During the Term of this lease Lessee shall keep all present and future buildings, improvements and fixtures on, in, or appurtenant to the Demised Premises and all improvements thereon adequately insured against loss or damage by fire, the perils including in Extended Coverage, vandalism and malicious mischief, explosion by boiler and other causes, rent insurance, flood and war risk insurance if the same becomes available at reasonable rates during the Term of this lease. Each policy of insurance shall name Lessor and Lessee and People’s Bank as insureds, as their respective interests may appear under this Lease, and shall be placed with companies qualified to do business in the state of Connecticut. Each policy shall be in an amount equal to the full replacement value of the property so insured. Lessee shall at Lessor’s request furnish Lessor with certificates of all of the foregoing policies. Such policies shall be endorsed from time to time to show the interest of any mortgagee of the Demised Premises. Lessee shall insure that each such policy shall provide that the same may not be cancelled or reduced without thirty (30) days’ written notice to Lessor and any mortgagee of the Demised Premises whose name and address have been given to Lessee in writing.

7.             Public Liability Insurance.

7.1           It is further agreed that Lessee shall, at its own expense, during the entire Term of this lease, carry owner’s and lessee’s general liability and property damage insurance covering the Demised Premises and Improvements thereon with limits of $2,000,000 for personal injury and

$1,000,000 for property damage, the policies for the same to be written in standard forms; and Lessee shall name Lessor as a named insured therein and deliver certificates of said policies to Lessor, but if such policies in such amounts may not be commercially reasonably available, Lessee shall use reasonable diligence to procure such insurance coverage as shall nearly approximate such coverage. Lessee covenants and agrees to assume exclusive control of the Demised Premises, and all tort liabilities incident to the control or leasing thereof, to defend and to save Lessor harmless from all claims or damage arising on account of any injury or damage to any person or property on said premises or otherwise resulting from the use and maintenance and occupancy of the premises or anything on said premises or facility kept or used thereon.

8.             Utilities.

8.1           Lessee shall pay all electricity, water, gas, fuel, and all other utilities consumed at the Demised Premises during the Term. Lessor represents and warrants that all necessary utilities, including without limitation water, sewer, gas, electricity, and heat are available and separately metered to the Demised Premises.

9.             Compliance with Laws and Ordinances.

9.1           Lessee further covenants to comply with and to conform to all Legal Requirements and Insurance Underwriting requirements applicable to the Demised Premises.  Lessee agrees to save Lessor harmless from all fines, penalties or costs for violation of or noncompliance with the same, except as such is the result of a condition pre-existing the Commencement Date.  Lessee may contest by due legal proceedings any Legal Requirement in good faith and may defer compliance during the period of such contest to the extent permitted under such Legal Requirements.

10.           Assignment - Sublease.

10.1         Lessee may not, without the written consent of Lessor (not to be unreasonably withheld, conditioned or delayed), assign this lease or sublease all or any part of the Demised Premises. Any such assignment or sublease approved by Lessor shall not release Lessee from liability hereunder and Lessee shall remain jointly and severally liable with such assignee or sublessee for performance under this Lease unless expressly waived in writing by Lessor.  Notwithstanding anything to the contrary herein, Lessee may, without the prior notice to or consent of Lessor, assign this lease or sublease all or any part of the Demised Premises to: (i) an entity controlled by, controlling or under common control with Lessee, or in which Lessee owns a legitimate, substantial and material interest for a legitimate purpose; or (ii) an entity acquiring or succeeding to substantially all of the business, or substantially all of a business unit, of Lessee, by merger, spin-off, reorganization, consolidation, acquisition (of assets or equity) or otherwise.  For this purpose “control” shall mean the possession of the power to direct or cause the direction of the management and policies of such entity through the ownership of a sufficient percentage of voting securities.

11.           Default.

11.1         Lessee shall be in default under this lease if:

(a)           Lessee shall be in default in the payment of any rent or additional rent for a period of fifteen (15) days after receipt of written notice thereof from Lessee specifying the default; or

(b)           Lessee shall be in default in the performance of any other term, covenant or condition of this lease and such default has not been cured within thirty (30) days after notice by Lessor to

Lessee specifying such default and requiring it to be remedied, or where such default cannot reasonably be remedied within such period of thirty (30) days, if Lessee shall not have, in good faith, commenced the remedying thereof within such period of time and shall not be proceeding with due diligence to remedy it; or

(c)           Lessee becomes insolvent, files for bankruptcy (or is involuntarily placed in bankruptcy) under the laws of the United States, makes an assignment of all its assets for the benefit of creditors or is placed in receivership and said receiver, insolvency or bankruptcy proceedings has not been discharged ninety (90) days after such proceedings are instituted.

11.2         Subject to the provisions of paragraph 11.1, if Lessee shall be in default under this Lease, Lessor, at its option, may terminate this lease without further notice to Lessee, and upon such termination, Lessee shall quit and surrender the Demised Premises to Lessor, but such termination shall not affect Lessor’s rights to recover damages or exercise any other rights as hereinafter provided.

11.3         Upon termination of this lease as aforesaid, Lessor may (i) re-enter and resume possession of the Demised Premises and remove all persons and property therefrom either by summary process proceedings or by a suitable action or proceeding, at law or in equity, or by force or any other legal means, without being liable for any damages therefor and (ii) Lessor may relet the whole or any part of the Demised Premises on behalf of Lessee for a period equal to, greater or less than the remainder of the then Term of this Lease, at such rental and upon such terms and conditions as Lessor shall deem reasonable, provided however, that Lessor shall make a bona fide effort to obtain fair market rental, to any lessee it may deem suitable and for any use and purpose it may deem appropriate. Lessor shall not be liable, providing it is acting in good faith, in any respect for the failure to relet the Demised Premises, or, in the event of such reletting, for failure to collect the rent thereunder and any sums received by Lessor on a reletting in excess of the rent reserved in this lease, shall belong to Lessor.

11.4         Upon the termination of this lease as aforesaid, Lessor shall forthwith be entitled to recover from Lessee all damages sustained by Lessor as a result of Lessee’s default, including, but not limited to, the following items:

(a)           If the annual rent provided for in paragraph 3.1, 4.1, 4.2, 4.3 and 4.4 exceed the net sum received by Lessor on any reletting, the amount of such excess as and when same become due and payable.

(b)           All expenses of operating the Demised Premises while they are vacant; all expenses, including reasonable attorneys’ fees, incurred by Lessor in recovering possession of the Demised Premises and reletting the same; and all costs of performing any work to be done by Lessee under this lease.

(c)           Broker’s commission at the then established rate incurred in good faith by Lessor, but limited to the unexpired term only.

11.5         Lessor and Lessee hereby expressly waive their right to a trial by jury in any action brought by either party.

11.6         If Lessor shall neglect or fail to perform or observe any of the covenants on the part of Lessor herein contained, and such default shall continue more than thirty (30) days, without Lessor having commenced the remedy of said default, after written notice of such default is duly given by Lessee, or if Lessor shall fail to continue to conclusion the action necessary to remedy said default with diligence and dispatch, then Lessee may either itself cause such default to be made good and deduct the cost and expense thereof from the next succeeding installments of rent, it being understood and agreed that the exercise of said right by Lessee or the exercise by Lessee of a right or option under any other provision of this lease shall not preclude or limit the right of the lessee to exercise any other option or any other rights that it may have under this lease or by law.

11.7         Upon the correction of any default, this lease shall be deemed to be in full force and effect.

11.8         If any party brings an action or proceeding involving the Demised Premises to enforce the terms hereof or to declare rights hereunder, the Prevailing Party (as defined below) in any such proceeding, action, or appeal therefrom, shall be entitled to reasonable attorneys’ fees.  Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment.  The term “Prevailing Party” shall include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment or the abandonment by the other party of its claims or defense.  The attorneys’ fees award shall not be computed in accordance with any court fee schedule but shall be such as to fully reimburse all attorneys’ fees reasonably incurred.

12.           Termination.

12.1         At the expiration or sooner termination of this lease, Lessee shall quit and surrender the Demised Premises, and the improvements on said premises (excluding Lessee’s Property (as defined below)) shall belong absolutely to Lessor and Lessee shall promptly remove all of Lessee’s Property. “Lessee’s Property” shall mean all of Lessee’s trade fixtures, furniture, equipment and supplies, including without limitation racking, moveable partitions, panels, generators and computers provided or installed by or for the benefit of Lessee. At Lessor’s option, however, Lessee at its cost shall remove all improvements on the Demised Premises made by Lessee and return the Demised Premises to substantially the condition existing at the commencement of this lease, reasonable wear and tear excepted and subject to Articles 23 and 24 below, and except that Lessee need not remove such improvements to the Demised Premises as have been previously reviewed by and approved by Lessor.  Improvements made by Lessee to create office space within the Demised Premises and changes made to the HVAC systems to accommodate Lessee’s improvements will become the property of Lessor on the termination of this lease. Lessee shall have the right to remove Lessee’s Property at any time during the Term.

13.           Subordination.

13.1         Lessor shall be under no obligation to subordinate its fee interest in favor of any leasehold mortgage or otherwise except at Lessor’s sole discretion.  Lessee is aware of the mortgage on the property in the original face amount of $1,700,000.00.  Prior to the Commencement Date, at Lessor’s cost Lessor shall cause the current mortgagee to enter into a recordable subordination and non-disturbance agreement among the mortgagee, Lessor and Lessee which states, among other things, that so long as Lessee is not in default hereunder beyond the expiration of any applicable notice and cure period, it will not disturb Lessee of its rights under this lease and will not join Lessee as a defendant in any proceeding that may be instituted to foreclose or enforce the mortgage.  Lessee shall have the right to terminate this lease if Lessor defaults under this Section 13.1; time is of the essence hereunder.

13.2         Lessee agrees upon the written request of Lessor to subordinate all of its leasehold rights under this lease to the right of any institutional or private first mortgage lender upon such terms as such lender may reasonably request provided that such lender agrees in a recordable writing entered into among lender, Lessor and Lessee that, so long as Lessee is not in default hereunder beyond the expiration of any applicable notice and cure period, it will not disturb Lessee of its rights under this lease and will not join Lessee as a defendant in any proceeding that may be instituted to foreclose or enforce the mortgage.

14.           Annual Rent to be Net to Lessor.

14.1         It is the intention of the parties hereto that the annual rent payable to Lessor pursuant to paragraph 3 hereof shall be net to Lessor so that this lease shall yield to Lessor said annual rent specified in said paragraph 3 during the Term of this lease, and, to the extent specifically set forth herein, that all costs, expenses and obligations relating to the Demised Premises shall be paid by Lessee.

15.           Liability of Lessor.

15.1         Lessor, its agents, servants and employees, shall not be liable for any loss, damage, injury or other casualty of whatsoever kind and nature or by whomsoever caused, to the person or property of anyone (including Lessee) in, on or off the Demised Premises arising out of or resulting from Lessee’s use, possession, improvement or operation thereof, or from the installation, existence, use, maintenance, condition, repair, alteration or removal of any equipment thereon, except if due in whole or in part to intentional, reckless or negligent acts on the part of Lessor, its agents, servants, contractors or employees and Lessee does not receive insurance proceeds for such loss, damage, injury or other casualty from insurance then carried by Lessee pursuant to the terms of paragraph 7 hereof. Lessee hereby agrees to indemnify and hold Lessor, its agents, servants and employees, harmless from and against all claims for loss, damage, injury or other casualty arising from the use, possession, improvement or operation of the Demised Premises by Lessee except as aforesaid.  Lessor shall indemnify and hold harmless Lessee, its agents, servants and employees, from and against all claims for loss, damage, injury or other casualty arising from the intentional, reckless or negligent acts on the part of Lessor, its agents, servants, contractors or employees. Notwithstanding anything to the contrary herein, to the full extent permitted by law, each party waives, and the other shall not be liable to the waiving party for, any claim against the other party or the other party’s agents, invitees, employees or contractors, for loss of business opportunity, loss of profits, loss of income, economic loss or other special or consequential losses or damages or punitive damages.

16.           Waiver.

16.1         No receipt of monies by Lessor from Lessee after the termination or cancellation of this lease shall reinstate, continue or extend the Term of this lease, or affect any notice theretofore given to Lessee, or operate as a waiver of the right of Lessor to enforce the payment of the fixed or additional rent or rents then due or thereafter falling due, or operate as a waiver of the right of Lessor to recover possession of the Demised Premises by proper suit, action, proceeding or remedy; it being agreed that after the service of notice to terminate or cancel this lease, or the commencement of suit, action or summary process proceedings or any other remedy, or after a final order or judgment for the possession of the Demised Premises, Lessor may demand, receive and collect any monies due or thereafter falling due, without in any manner affecting such notice, proceedings, suit, action, order or judgment; and any and all such monies collected shall be deemed to be payment on account of the use and occupancy of the Demised Premises or, at the election of Lessor, on account of Lessee’s liability hereunder.

16.2         The receipt by Lessor of rent with knowledge of the breach of any of the terms, covenants, conditions and agreements of this lease on the part of Lessee shall not be deemed a waiver of such breach and Lessor may accept such payment without prejudice to Lessor’s right to pursue any remedy in this lease provided. No payment by Lessee or receipt by Lessor of a lesser amount than the fixed monthly rent herein stipulated shall be deemed to be other than on account of said stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of rent be deemed an accord and satisfaction and Lessor may accept such check or payment without prejudice to Lessor’s right to receive the balance thereof, provided, however, that if Lessee is the Lessor’s creditor and Lessee holds an assignment of the rents due hereunder as security, nothing herein shall be deemed to limit or affect Lessee’s rights under such assignment.

16.3         A waiver by either party of any breach by the other of any of the terms, covenants, conditions and agreements of this lease shall be limited to the particular instance and shall not operate or be deemed as a waiver of any future breaches of said terms, covenants, conditions and agreements of this lease; and the failure of either party to enforce any agreement, condition, covenant or term, by reason of its breach by the other party, after notice had, shall not be deemed to void or affect the right of the non-defaulting party to enforce the same agreement, condition, covenant or term on the occasion of such subsequent breach or default.

16.4         No provision of this lease shall be deemed to have been waived by either party unless such waiver shall be in writing signed by the waiving party.

17.           Waiver of Subrogation.

17.1         Lessee will obtain, if available, for the benefit of Lessor, a waiver of the right of subrogation on all policies required to be maintained by Lessee pursuant to Paragraphs 6 and 7 of this lease.

18.           Improvements and Alterations.

18.1         Lessor acknowledges that Lessee intends to make substantial alterations and improvements to the Demised Premises. Lessee agrees that it will, prior to making any such improvements or alterations, provide Lessor with plans and specifications detailing the nature and extent of same for Lessor’s approval, which approval will not be unreasonably withheld, conditioned or delayed. In the event that Lessor disapproves, Lessor shall provide Lessee in writing with its reasons for such disapproval and the parties thereafter agree to attempt to resolve any difference by good faith negotiation. All such repairs, improvements and alterations shall be at the sole expense of Lessee and shall fully comply with all Legal Requirements. If Lessee fails to perform the work substantially in accord with the approved plans, such failure shall be a default hereunder and Lessor may complete said improvements and charge Lessee the costs of doing so, or, if reasonable, remove the same with the intent of returning the Demised Premises to their original condition with a charge to Lessee of doing so.

19.           Lessee’s Obligation to Discharge Mechanic’s Lien.

19.1         If, as a result of Lessee performing its obligations hereunder or in the making of any improvements, repairs, replacements, alterations, installations, and/or changes in or upon the Demised Premises as permitted hereunder, any mechanic’s or other lien or order for the payment of money shall be filed against the Demised Premises by reason of, or arising out of any labor or material furnished or alleged to have been furnished or to be furnished to, or for, Lessee at the Demised Premises or for or by reason of any change, alteration or addition by Lessee, or the cost or expense thereof, or any contract relating thereto, or against Lessor as fee owner thereof by reason of such work or contract of Lessee, Lessee shall cause the same to be cancelled and discharged of record, by bond or otherwise, at the election and expense of Lessee, within thirty (30) days after having been requested in writing so to do by Lessor, and shall also defend, on behalf of Lessor, at Lessee’s sole cost and expense, any action, suit or proceeding which may be brought thereon or for the enforcement of such lien, liens, or orders, and Lessee will pay any damages and discharge any judgment entered therein and save Lessor harmless from and indemnify it against any claim, damage or costs, including reasonable attorneys’ fees, resulting therefrom.

20.           Certificates.

20.1         Each party agrees from time to time upon no less than fifteen (15) days’ prior written request of the other to execute, acknowledge and deliver to the other a statement in writing certifying that this lease is unmodified and in full force and effect (or if there has been any modification, that the same is in full force and effect as modified and stating the modifications) and the dates to which the rent has been paid and whether, to its knowledge, there exists any uncured default by the other party, and if so, the nature of such default. Any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser or mortgagee of Lessor’s or Lessee’s interest in the Demised Premises, by the holder of any mortgage of Lessor’s or Lessee’s interest in the Demised Premises or by any sublessee of Lessee.

21.           Holding Over.

21.1         In the event Lessee shall continue in occupancy of the Demised Premises after the expiration of the Term of this lease or any renewal thereof, such occupancy shall not be deemed to extend or renew the Term of this lease, but such occupancy shall continue as a tenancy from month to month upon the terms, covenants, conditions and provisions herein contained, and at a Fixed Annual Rental 25% greater than that in effect during the last year of the term of this lease or any renewal thereof,  prorated and payable for the period of such occupancy.

22.           Conveyance by Lessor and Limit of Liability.

22.1         Lessor shall be entitled to convey and otherwise dispose of the Demised Premises and shall be entirely free and released of all covenants and obligations of Lessor after the Demised Premises are so conveyed, provided the transferee assumes in writing all covenants and obligations of Lessor. Lessor shall not be subject to any liability resulting from any act or omission or event occurring after such conveyance. The purchaser, or any person who takes title to the Demised Premises from Lessor or any person who subsequently holds title to the Demised Premises, shall be deemed to have assumed and agreed to carry out any and all covenants on Lessor’s part to be performed under this lease. No further agreement will be required between Lessor and Lessee and any person holding title subsequent to Lessor in connection with the assumption of the obligations of Lessor hereunder.  Lessee shall owe the same duties to any successor owner that Lessee owes to Lessor.  Lessor agrees to provide the security deposit to any successor owner.

23.           Fire and Other Casualty.

23.1         In the event of damage to or destruction of any improvements comprising part of the Demised Premises by fire or other casualty before the expiration of this lease, Lessee shall restore, rebuild or reconstruct the improvements to a condition substantially equivalent to their condition prior to such damage or destruction and Lessee shall be entitled to all insurance proceeds payable because of such damage or destruction unless the first mortgagee of Lessee’s leasehold interest refuses to make such proceeds available, in which event the lease shall terminate and the Lessee shall have no further obligations hereunder.

24.           Eminent Domain.

24.1         In the event the whole of the Demised Premises shall be taken under the power of eminent domain, this lease shall thereupon terminate as of the date possession shall be so taken.

24.2         In the event that at any time during the Term, proceedings in eminent domain shall have been instituted with respect to less than the whole of the Demised Premises, and if such proceedings in eminent domain and/or any action consequent thereon, in Lessee’s judgment, which judgment, however, shall not be unreasonably or arbitrarily exercised, renders the Demised Premises unusable for Lessee’s operations as previously conducted thereon, Lessee shall have the right upon notice to Lessor, with respect thereto (rendered within sixty (60) days after Lessee shall have ascertained or been duly notified by Lessor (whichever shall first occur) of the existence of such proceedings in eminent domain) to terminate this lease effective as of the date possession shall be taken by or under the condemner.

24.3         In the event this lease shall be terminated, as provided in the preceding Paragraphs 24.1 or 24.2, the Demised Premises shall belong absolutely to Lessor, and Lessee shall promptly remove all of Lessee’s Property and each party hereto shall thereupon be released from every obligation hereunder to the other, except:

(a)           With respect to any covenants the breach of which occurred prior to the lease termination date.

(b)           The obligation of Lessor to refund to Lessee any rent paid to Lessor, and to reimburse Lessee in the amount of any taxes (as respects the Demised Premises), in respect of any period subsequent to termination date.

24.4         In the event a portion of the Demised Premises shall be taken under the power of eminent domain, and Lessee shall elect not to terminate the lease, as provided in Paragraph 24.2 hereof, Lessor shall diligently attempt to restore the building located on the Demised Premises to an architectural unit, and the Fixed Annual Rental and all additional rent payable by Lessee hereunder shall be equitably reduced (effective as of the date possession shall be taken by the condemner under the power of eminent domain).  If the parties shall be unable to agree upon such reduction, if any, then either party may refer the disputed matter to arbitration and determination thereby, as hereinafter provided.

25.           Use of Premises.

25.1         Lessee shall have the right to use the Demised Premises only for the following purposes: corporate offices; laboratory testing and manufacturing of Tenant’s products; and uses incidental to the foregoing.  It shall be Lessee’s sole obligation to obtain all licenses, permits and franchises required by it for its use of the Demised Premises other than  the current Certificate of Occupancy to be  provided by Lessor prior to the Commencement Date, and no failure to obtain the same, nor any revocation thereof by any governmental authority of any such licenses, permits or franchises heretofore or hereafter granted by any such governmental authority shall in any manner affect this lease or diminish the amount of rent or any other payments or charges payable by Lessee hereunder.

26.           Repairs.

26.1         Lessee shall, at its sole cost and expense, take good care of the Demised Premises and all improvements thereon or hereafter erected thereon and keep and maintain the interior and exterior of the same, structural and nonstructural, in good, safe and substantial order and condition (reasonable wear and tear excepted), shall not do or suffer any waste with respect thereto and Lessee shall, at its sole cost and expense, make all necessary repairs to the Demised Premises and shall keep the grounds and land improvements in good order and condition.  If any of the foregoing repairs or maintenance is due to the negligence or willful misconduct of Lessor or its agents, employees, contractors or invitees, Lessor shall reimburse Lessee for such costs incurred within thirty (30) days after invoice. All of such repairs are to be substantially equal in quality to the original work. In the event that Lessor shall be of the opinion that

Lessee is not complying with the provisions of this paragraph, it shall so notify Lessee in writing specifying the fault or defect with respect to which non-compliance is claimed and Lessee shall promptly remedy the same. In the event that Lessee shall be of the opinion that the provisions of this paragraph are being complied with respect to the alleged fault or defect, the issue shall be submitted to arbitration as herein provided.

26.2         All work done by Lessee in connection with any repairs or in connection with alterations, installations and changes in the Demised Premises shall be in compliance with applicable Legal Requirements and Insurance Underwriting requirements.

27.           Access to Premises.

27.1         Lessee shall permit Lessor or Lessor’s agents to enter the Demised Premises at all reasonable hours, for the purpose of inspecting the same, or of making repairs or performing any other work on the Demised Premises required or permitted to be made by Lessor pursuant to this lease.

27.2         Lessee shall also permit Lessor or Lessor’s agents to enter the Demised Premises at all reasonable hours for the purpose of showing the Demised Premises to prospective mortgagees or to persons wishing to purchase the same and, within five (5) months prior to the expiration of the term of this lease, to persons wishing to hire the Demised Premises; and Lessee shall, within five (5) months prior to the expiration of the term of this lease, permit the usual notices of “To Let” and “For Sale” to be placed upon the Demised Premises and to remain thereon without molestation.

27.3         Notwithstanding the foregoing, except in emergencies hereunder, all entries by Lessor shall be: (i) at reasonable times and after at least twenty-four (24) hours’ prior oral or written notice to Lessee; (ii) conducted so as not to unduly interfere with Lessee’s use and occupancy of the Demised Premises; and (iii) subject to Lessee’s reasonable security and confidentiality requirements from time to time (including the accompaniment of a Lessee representative if necessary in Lessee’s sole discretion)

28.           Environmental Indemnity.

28.1         Lessee shall not use or allow the Demised Premises to be used for the release, storage, use, treatment, disposal or other handling of any hazardous substances, except in compliance with applicable Legal Requirements. Lessee shall comply with all Legal Requirements governing the release, discharge, emission, or disposal of any hazardous substances on the Demised Premises. Lessee covenants and agrees to indemnify, defend and hold Lessor harmless from and against any and all liens, claims, demands, judgments, damages, penalties, fines, costs, loss or expenses (including reasonable attorney, consultant and expert fees) that arise as a result of the presence, suspected presence or discharge of toxic or hazardous substances from, on or in the Demised Premises caused by the actions of Lessee, its agents or employees and first occurring during Lessee’s possession of the Demised Premises. Without limiting the generality of the foregoing, this indemnification by Lessee shall include reasonable costs incurred in connection with any site investigation  or any remedial, removal or restoration work required to return the property to a salable condition resulting from the events indemnified against. In any event, as of the Commencement Date, Lessor has no knowledge of any toxic or hazardous substances on or in the Demised Premises.

28.2         Lessor shall indemnify, defend and hold Lessee harmless from and against any and all liens, claims, demands, judgments, damages, penalties, fines, costs, loss or expenses (including reasonable attorney, consultant and expert fees) that arise as a result of the presence, suspected presence or discharge of toxic or hazardous substances or materials at any time: (i) from, on, around or in the

Demised Premises, except to the extent caused by the actions of Lessee, its agents or employees during Lessee’s possession of the Demised Premises; or (ii) due to the act or omission of Lessor or its agents, employees, invitees or contractors. Without limiting the generality of the foregoing, this indemnification by Lessor shall include reasonable costs incurred in connection with any site investigation of any remedial, removal or restoration work resulting from the events indemnified against.

28.3         Lessor represents and warrants that there are, or will be, no underground or above ground storage tanks at the Demised Premises on the Commencement Date and the removal of all such tanks was conducted in accordance with all applicable Legal Requirements.

29.           Option to Purchase.

29.1         In consideration of and as a material inducement to Lessee to enter into this Lease, Lessor hereby grants to Lessee the option to purchase the Demised Premises (the “Option”) on and subject to the following terms and conditions:

(a)           Term.  The term of this Option shall commence 180 days prior to the expiration of the Initial Term and continue during each of the 5 year renewal terms hereunder provided that this Lease is still in full force and effect and has not been earlier terminated.

(b)           Purchase Price of the Demised Premises.  The full purchase price of the Demised Premises shall be two million dollars ($2,000,000.00) provided the option to purchase is exercised within 180 days prior to the expiration of the Initial Term. The full purchase price of the Demised Premises if the option to purchase is exercised after the expiration of the Initial Term shall be the Fair Market Value of the Demised Premises as determined by three real estate appraisers, one chosen by Lessor, one chosen by Lessee and the third chosen by the other two appraisers. The cost of the appraisal shall be equally borne by Lessor and Lessee.

(c)           Exercise of Option.  Lessee may exercise the Option by giving Lessor written notice thereof anytime prior to the expiration of the term of this Option.

(d)           Closing and Possession.  The closing of the sale of the Demised Premises shall occur at a time and place designated by Lessee within one hundred twenty (120) days after the date of Lessee’s notice that it is exercising the Option.

(e)           Condition of Title.  Lessor shall convey title to the Demised Premises by general warranty deed, free and clear of all liens, encumbrances, mortgages, easements, conditions, reservations and restrictions except those matters shown on Exhibit A attached hereto and except for easements for utilities or restrictions on use none of which render title unmarketable under the standards of title of the Connecticut Bar Association.

30.           Curing Lessee’s Defaults.

30.1         If Lessee shall be in default under this lease beyond the expiration of any applicable notice and cure period as set forth in Section 11.1 above, then Lessor may, but shall not be obligated so to do, upon ten (10) days’ written notice to Lessee (or such shorter period as shall be necessitated by the nature of the default, or without notice if the default shall constitute an emergency) pay or perform the same for the account of Lessee without waiving the performance of or releasing Lessee from any of its agreements, obligations or covenants to be paid or performed by it hereunder. Any amount paid, or any expense or liability incurred, including reasonable attorneys’ fees, by Lessor for the account of Lessee as aforesaid, shall be deemed to be additional rent which shall be paid by Lessee, together with interest at the rate of nine percent (9%), upon submission of a bill therefor by Lessor. Any dispute as to the amount due to the Lessor by reason of the foregoing provisions of this paragraph shall be subject to arbitration.

31.           Arbitration.

31.1         Any dispute, controversy, question or claim specifically made arbitrable by the terms of this instrument shall be settled by arbitration in Connecticut at a location in New Haven County pursuant to the laws of the State of Connecticut in effect upon the date of such arbitration and the Arbitration Rules of the American Arbitration Association in effect when any such arbitration shall be initiated.

32.           Entire Agreement.

32.1         This instrument contains the entire and only agreement between the parties and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This lease may only be changed, modified or discharged by an agreement in writing executed by the parties hereto.

33.           Lessor’s Cooperation.

33.1         Lessor covenants and agrees to reasonably cooperate with and assist Lessee (at the sole cost and expense of Lessee) upon request therefor by Lessee in such cases where the joinder or act of the fee titleholder of the Demised Premises shall be necessary or expedient in all legislative, quasi-legislative, judicial, quasi-judicial and/or administrative proceedings for the commercial use or operation of the Demised Premises and improvements thereon permitted under this lease, including without limitation in connection with a tax contest as set forth in Section 4.3 above.

34.           Partial Invalidity.

34.1         If any term, covenant, condition or provision of this lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this lease shall be valid and be enforced to the fullest extent permitted by law.

35.           Short Form Lease.

35.1         Together with execution of this Lease, the parties shall execute a notice of lease suitable for recording containing information required by Section 47-19 of the Connecticut General Statutes (Rev. 1958) but specifically excepting the rental provisions hereof.  Landlord shall promptly record the notice of lease on the Oxford land records and provide Tenant with the recording information.

36.           Marginal Notes.

36.1         The marginal notes used as headings for the various subject matters covered in this lease are used only as a matter of convenience as an aid to finding the subject matters and are not to be construed as part of this lease and shall not in any way limit or amplify the terms or provisions hereof.

37.           Notices.

37.1         All notices, requests, demands, approvals, consents, and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same by certified mail or registered mail, return receipt requested, postage prepaid, or by a nationally-recognized overnight courier with return receipt, to the respective party for whom intended at the address set forth below or such other address as such party may hereafter designate by notice to the other party similarly given. Receipt of any notice shall be evidenced by the date of receipt or rejection on the return receipt.  Notices to either party may be given by the attorney for the other party acting on behalf of such other party.

Lessor:                   Raymond L. Hunicke, LLC

8 Southbury Road

Roxbury, CT 06783-1723

Lessee:                   Roller Bearing Company of America, Inc.

Attn: Robert W. Crawford

60 Round Hill Road

Fairfield, CT 06824

38.           Construction.

38.1         This lease is made and executed in and is to be construed under the laws of the State of Connecticut.

39.           Successors and Assigns.

39.1         Except as otherwise provided herein, the agreements, conditions, covenants and terms herein contained shall, in every case, apply to, be binding upon, and inure to the benefit of the respective parties hereto and their respective heirs, administrators, executors, successors and assigns, with the same force and effect as if specifically mentioned in each instance where a party hereto is named.

40.           Brokers.

40.1         Each of Lessor and Lessee represents and warrants to the other that it has dealt with no real estate broker in connection with this lease other than R. Calabrese Agency, LLC of Waterbury, Connecticut (the “Broker”), and that no other broker is entitled to any commission on account of this lease.  Lessor is solely responsible for paying the commission of the Broker in accordance with a separate agreement.  Lessee shall defend, hold harmless and indemnify Lessor from any loss, cost, damage or expense, including reasonable attorneys’ fees, arising from the breach by Lessee of any representation or covenant in this Section.  Lessor shall defend, hold harmless and indemnify Lessee from any loss, cost, damage or expense, including reasonable attorneys’ fees, arising from the breach by Lessor of any representation or covenant in this Section, including any claims by the Broker in connection with this lease.

41.           Force Majeure.

41.1         Except as otherwise specified herein, whenever a party hereto is required by the provisions of this lease to perform an obligation and such party is prevented beyond its reasonable control from doing so by reason of an Unavoidable Delay (as defined below), such party shall be temporarily relieved of its obligation to perform the obligation provided such party notifies the other party of the specific delay and exercises due diligence to remove or overcome it.  “Unavoidable Delays” shall mean any and all delays beyond a party’s reasonable control, including without limitation, delays caused by the other party, governmental restrictions, governmental regulations and controls, order of civil, military or naval authority, governmental preemption, strikes, labor disputes, lock-outs, acts of God, fire, earthquake, floods, explosions, extreme weather conditions, enemy action, and civil commotion, riot or insurrection, but expressly excluding insufficiency of funds and casualty and condemnation covered under Articles 23 and 24 above.

42.           Counterparts.

42.1         This lease may be executed in any number of counterparts, each of which upon execution and delivery shall be considered an original for all purposes; provided, however, all such counterparts shall, together, upon execution and delivery, constitute one and the same instrument.

43.           Right of First Refusal.

43.1         Prior to entering into a contract for the sale or transfer of: (i) the Demised Premises; or (ii) the approximately 2.9-acre parcel adjacent to the Demised Premises, provided such parcel is owned by Lessor and not subject to a binding contract of sale on the date hereof (in either case, the “ROFR Property”), Lessor shall send Lessee a notice describing the consideration, closing date, and all other material business terms of such proposal (the “First Refusal Notice”) and offering to sell the Demised Premises to Lessee upon the business terms set forth in the First Refusal Notice.

43.2         Lessee shall have a period of thirty (30) days after receipt of the First Refusal Notice to give Lessor notice that Lessee either accepts or rejects Lessor’s offer.   A First Refusal Notice may only be accepted in whole, not in part.  Failure of Lessee to accept Lessor’s offer within such period shall be deemed rejection of Lessor’s offer.

43.3         If Lessee rejects, or is deemed to have rejected, Lessor’s offer, Lessor shall be free to sell or transfer the ROFR Property to the proposed purchaser upon substantially the terms and conditions set forth in the First Refusal Notice, with no further obligation to Lessee under this Section with respect to the ROFR Property, unless either of the following conditions shall apply: (i) within ninety (90) days after the rejection or deemed rejection of the First Refusal Notice, Lessor has not entered into a contract for the sale or transfer of the ROFR Property with the proposed purchaser on such terms; or (ii) Lessor does not enter into a contract for the sale or transfer of the ROFR Property with the proposed purchaser upon such terms, and either Lessor or a prospective purchaser other than the above-referenced purchaser submits a written proposal for the sale or transfer of the ROFR Property, the material economic terms of which offer are more favorable to such other purchaser, in comparison with the material economic terms of the First Refusal Notice, by more than five percent (5%).  If either of clause (i) or (ii) preceding shall apply, Lessor shall again offer the ROFR Property to Lessee under this Paragraph 30 (which offer shall, if clause (ii) applies, be on the terms of the triggering proposal).

43.4         If Lessee accepts Lessor’s offer, the ROFR Property shall be conveyed to Lessee upon the business terms set forth in the First Refusal Notice.  The closing shall take place on or before one hundred twenty (120) days following the acceptance of such offer, but in no event earlier than the closing date specified in the First Refusal Notice.

43.5         At the closing, Lessor shall convey title to the ROFR Property by general warranty deed, free and clear of all liens, encumbrances, mortgages, easements, conditions, reservations and restrictions except those matters shown on Exhibit A attached hereto and except for easements for utilities or restrictions on use none of which render title unmarketable under the standards of title of the Connecticut Bar Association.

44.           Lessor Representations and Warranties; Title Matters.

44.1         Lessor represents and warrants as a condition of this Lease that: (i) it possesses good marketable fee title to the Demised Premises, subject only to matters described in Section 31.2; (ii) it is authorized to make this lease for the Term; (iii) the certificate of occupancy for the Demised Premises allows, or no later than the Commencement Date will allow, Lessee to use and enjoy the Demised Premises for the purposes set forth in this lease; and (iv) the Demised Premises and the uses thereof for the purposes specified in this lease are, or on the Commencement Date will be, in compliance with all Legal Requirements.

44.2         Lessor has delivered to Lessee a copy of Lessor’s title insurance policy for the Demised Premises and represents and warrants that the policy is a true and complete copy of the original; that there have been no changes as of the date of this lease to any matters set forth in such policy, and that on the date of this lease, the policy is, and will continue during the Term to be, in full force and effect.  A list of all encumbrances, restrictions, agreements, covenants, declarations, lis pendens, mechanics’ liens, and other matters affecting title, whether of record or known by Lessor on the date hereof to exist, are listed on Exhibit A attached hereto and made a part hereof.

45.           Authority.

45.1         Each of Landlord and Tenant represents and warrants to the other that the individual executing this lease on such party’s behalf is authorized to do so.

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IN WITNESS WHEREOF, the parties hereto have set their names and seals on the day and year first above written.

RAYMOND L. HUNICKE, LLC

By:
Name:
Title:	Member
Date:

ROLLER BEARING COMPANY OF AMERICA, INC.

By:
Name:
Title:
Date:

STATE OF CONNECTICUT                              )

)               ss:  Watertown

COUNTY OF LITCHFIELD                                )

On this the                   day of March, 2004, before me the undersigned officer, personally appeared,                                                                       who acknowledged himself to be a member of Raymond L. Hunicke, LLC, a limited liability company, and that he as such member, being authorized so to do, executed the foregoing instrument for purpose therein contained, by signing the name of the corporation by himself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand.

Commissioner of the Superior Court

STATE OF CONNECTICUT              )

)               ss:  Watertown

COUNTY OF LITCHFIELD                )

On this the                   day of March, 2004, before me the undersigned officer, personally appeared,                                                                      who acknowledged himself to be a                                     of Roller Bearing Company of America, Inc., a Delaware corporation, and that he as such                                    , being authorized so to do, executed the foregoing instrument for purpose therein contained, by signing the name of the corporation by himself as such officer.

IN WITNESS WHEREOF, I hereunto set my hand.

Commissioner of the Superior Court

EXHIBIT A

[LEGAL DESCRIPTION OF DEMISED PREMISES, INCLUDING ALL ENCUMBRANCES]